Exhibit 99.1

FOR IMMEDIATE RELEASE

FOR:	Mesa Air Group, Inc.	CONTACT:	Mr. Peter Murnane
	410 N. 44th St. Suite 700		602-685-4054
Phoenix, AZ 85008

Mesa Air Group, Delta Air Lines Announce Strategic Partnership

Mesa subsidiary Freedom Airlines to operate as Delta Connection carrier

PHOENIX, May 4, 2005 – Mesa Air Group, Inc. (NASDAQ: MESA) and Delta Air Lines (NYSE: DAL) have entered into a strategic partnership whereby Mesa subsidiary Freedom Airlines will become a Delta Connection carrier.

The new Delta Connection agreement provides for Freedom Airlines to operate up to 30 CRJ200 aircraft on routes throughout Delta’s network for a period of 12 years, with the first aircraft planned to enter Delta Connection service as early as October 2005. The agreement provides Delta with long-term cost savings and efficiencies gained through Mesa’s attractive operating costs and its complementary fleet of CRJ aircraft. Delta Connection carriers already operate the world’s largest fleet of CRJ aircraft, with nearly 350 in service throughout the U.S. Canada, Mexico and the Caribbean.

“We are pleased to add another highly cost-effective, customer-focused regional airline to our portfolio of regional carriers,” said J.T. Fisher, president, Delta Connection, Inc. “This agreement offers long-term cost savings to Delta and makes it economically attractive to upgrade flying that would have been operated with 32-seat Fairchild Dornier aircraft to 50-seat Bombardier CRJs, an aircraft that is more flexible and effective within our network and existing Delta Connection carrier fleet.”

Said Jonathan Ornstein, CEO, Mesa Air Group, “Mesa is delighted to join the industry-leading Delta Connection program and we look forward to providing Delta customers with safe, efficient and reliable service. Delta will be a strong partner and this agreement establishes a strategic relationship that will bring value to Mesa for many years to come.”

With the addition of Mesa’s Freedom Airlines subsidiary, the Delta Connection program will include Delta’s wholly owned subsidiaries Atlantic Southeast Airlines and Comair, regional carriers Chautauqua, Freedom, Republic and SkyWest, and codeshare partner American Eagle (in California). As previously reported, FLYi stopped serving as a Delta Connection carrier in October 2004 in connection with a change in its corporate strategy.

Delta Air Lines is the world’s second-largest airline in terms of passengers carried and the leading U.S. carrier across the Atlantic, offering daily flights to 490 destinations in 85 countries on Delta, Song, Delta Shuttle, the Delta Connection carriers and its worldwide partners. Delta’s marketing alliances allow customers to earn and redeem frequent flier miles on more than 14,000 flights offered by SkyTeam and other partners. Delta is a founding member of SkyTeam, a global airline alliance that provides customers with extensive worldwide destinations, flights and services. Customers can check in for flights, print boarding passes and check flight status at delta.com.

Mesa Air Group, Inc., the 2005 Air Transport World Regional Airline of the Year, is an efficient, high-quality provider of regional airline service through its subsidiaries Mesa Airlines, Freedom Airlines and Air Midwest. Mesa Air Group and its subsidiaries currently operate 180 aircraft with over 1,100 daily system departures to 168 cities, 44 states, the District of Columbia, Canada and Mexico. Mesa operates regional service for several major airline partners and independently as Mesa Airlines. The company, which was founded in New Mexico in 1982, has approximately 5,000 employees.

This press release contains various forward-looking statements that are based on management’s beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, projected or expected. The Company does not intend to update these forward-looking statements prior to its next filing with the Securities and Exchange Commission.

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